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                        FIREMAN'S FUND INSURANCE COMPANY


                                  March 5, 1997


Mr. Lawrence Martinez
Crop Growers Corporation
Executive Centre II
10895 Lowell, Suite 300
Overland Park, Kansas  66210

          RE:  LETTER OF INTENT RE REVOLVING CREDIT WORKING CAPITAL FACILITY

Dear Larry:

          This letter sets forth the key terms discussed in our recent conversations with Crop Growers Corporation ("Crop Growers") regarding the proposed $15 million revolving credit working capital facility ("Revolving Credit Facility") to be provided to Crop Growers by Fireman's Fund Insurance Company ("Fireman's Fund").

          The Revolving Credit Facility will be available in the event Crop Growers, after using its reasonable best efforts, is unable to obtain a working capital facility from a commercial bank or banks on reasonable terms not involving any guarantee or similar support by Fireman's Fund, by March 31, 1997.

          An express condition precedent to Fireman's Fund providing the Revolving Credit Facility to Crop Growers shall be in the execution of an Acquisition Agreement ("Acquisition Agreement") between Fireman's Fund and Crop Growers for Fireman's Fund acquisition of all of the shares of Crop Growers and the absence of any default or termination by Crop Growers thereunder. This Letter of Intent shall be attached to and/or incorporated into the terms and conditions of the Acquisition Agreement as an express condition of the Acquisition Agreement.

          Further, the term and conditions of the proposed Revolving Credit Facility shall include those specified on the attached "Crop Growers Executive Summary" of "Terms and Conditions - Working Capital Financing" and to be incorporated into a revolving credit agreement.


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Mr. Lawrence Martinez
Page 2
March 5, 1997

          If you agree to the terms set forth herein, please signify your agreement by countersigning a copy of this Letter of Intent and returning it to me.

                                   Very truly yours,

                                   /s/ Harold N. Marsh III
                                   ---------------------------------
                                   Harold N. Marsh III
                                   Senior Vice President & Treasurer

Attachment

Agreed & Accepted

CROP GROWERS CORPORATION

/s/ Lawrence T. Martinez
-------------------------------

By:  Lawrence T. Martinez
     --------------------------

Its: Chief Executive Officer
     --------------------------

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                                  CROP GROWERS

                                Executive Summary

                TERMS AND CONDITIONS - WORKING CAPITAL FINANCING

TERMS AND CONDITIONS
--------------------

Borrower:                     Crop Growers Corporation ("CGRO") and its
                              majority-owned agency subsidiaries

Guarantor:                    None

Type of Financing:            Revolving Line of Credit

Amount:                       up to $15 million (maximum)

Use of Proceeds:              Provide working capital financing

Collateral:                   Pledge of all assets, including security interest
                              in expiration rights and records, of CGRO and each of its agency subsidiaries

Borrowing Base:               To be determined (based on MPCI expense
                              reimbursement and underwriting gain receivable by CGRO at time of advance)

Term:                         One year facility

Interest Rate:                Bank of America Base Rate

Fees:                         None

Source of Repayment:          Collection of MPCI expense reimbursement
                              (commissions) and underwriting gain under MPCI and other farm and crop insurance programs

Repayment Schedule:           Interest payments monthly/arrears/due 1st of month
                              Interest calculation - actual days/360 basis
                              Annual cleanup by October 1 (30 days)


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Prepayment Provisions:        Prepayment allowed without penalty (mandatory if
                              Borrower accepts an Acquisition Proposal other than the Acquisition)

Conditions Precedent:         Completion of customary loan documentation

Financial Covenants:          In addition to the financial reporting covenants
                              currently in the MGA, CGRO will not, during the term of FFIC's financing:
                              -  pay dividends or retire, redeem any of its
                                 stock (except for Series A Preferred Stock)

                              -  incur any indebtedness, with specified
                                 exceptions
                              - make any acquisitions or expenditures for fixed assets (in excess of $500,000)
                              -  make any capital contributions to any affiliate
                              - create, incur, assume liens with specified exceptions, without FFIC consent
                              - sell assets, with specified exceptions, without FFIC consent

                              Maintenance of financial ratios and minimum tangible net worth to be determined

Default Rate:                 Customary terms and practices

Reporting Requirements:       SEC Forms 10-K and 10-Q within 5 days of filing
                              due date
                              Monthly borrowing base certificate

Subject To:                   Legal and documentation review

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